Exhibit 4.1

Texas Industries, Inc.

10¼% SENIOR NOTES DUE 2011

Supplemental Indenture

Dated as of June 22, 2005

to

Indenture

Dated as of June 6, 2003

Wells Fargo Bank, National Association

Trustee

          SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of June 22, 2005, between TEXAS INDUSTRIES, INC., a Delaware corporation (the “Company”), certain of its subsidiaries and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”), under an Indenture dated as of June 6, 2003 (the “Indenture”).

W I T N E S S E T H:

          WHEREAS, Section 9.02 of the Indenture provides, among other things, that, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, the Company, the Guarantors and the Trustee may amend or supplement the Indenture; and

          WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture in accordance with its terms have been done;

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          Section 1.          Effectiveness of Supplemental Indenture.  This Supplemental Indenture shall become effective as of the date hereof provided that the amendments to the Indenture set forth in Section 2 shall not become operative until the date (the “Amendment Effective Date”) that the Notes are accepted for purchase by the Company pursuant to the Offer to Purchase and Consent Solicitation Statement dated June 13, 2005.

Section 2. Amendments to Indenture.

(a) The following definitions are hereby added to Section 1.01 of the Indenture:

“Amendment Effective Date” shall mean the “Amendment Effective Date” as defined in the Supplemental Indenture.

“Supplemental Indenture” shall mean that certain Supplemental Indenture, dated as of the date hereof, between the Company, certain of its subsidiaries and the Trustee.

(b) Section 4.03 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.03. [INTENTIONALLY OMITTED].

(c) Section 4.04 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.04. [INTENTIONALLY OMITTED].

(d) Section 4.05 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.05. [INTENTIONALLY OMITTED].

(e) Section 4.06 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.06. [INTENTIONALLY OMITTED].

(f) Section 4.07 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.07. [INTENTIONALLY OMITTED].

(g) Section 4.08 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.08. [INTENTIONALLY OMITTED].

(h) Section 4.09 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.09. [INTENTIONALLY OMITTED].

(i) Section 4.10 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.10. Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale on or before the Amendment Effective Date unless:

                    (i)          the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

                    (ii)        such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

                    (iii)       at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both. For purposes of this Section 4.10(a)(iii), each of the following shall be deemed to be cash:

            (A)     any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written agreement that releases the Company or such Restricted Subsidiary from further liability; and

            (B)     any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

                    (i)        to repay Indebtedness under the Credit Facilities or Unsubordinated Indebtedness secured by such assets and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(ii) to purchase Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business.

                    Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

          (c)                Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) above shall constitute “Excess Proceeds.” Within 10 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Unsubordinated Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other Unsubordinated Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other Unsubordinated Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, Notes and such other Unsubordinated Indebtedness to be purchased shall be selected on a pro rata basis based on the principal amount of Notes and such other Unsubordinated Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The foregoing provisions of this Section 4.10 shall not apply with respect to any Asset Sale consummated after the Amendment Effective Date.

(j) Section 4.11 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.11. [INTENTIONALLY OMITTED].

(k) Section 4.12 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.12. [INTENTIONALLY OMITTED].

(l) Section 4.13 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.13. [INTENTIONALLY OMITTED].

(m) Section 4.14 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.14. Offer to Repurchase upon a Change of Control.

          (a)                If a Change of Control occurs on or before the Amendment Effective Date, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to an offer by the Company (a “Change of Control Offer”) at an offer price (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within ten days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a date (the “Change of Control Payment Date”) specified in such notice, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described in Section 3.08.

(b) By 11:00 a.m. Eastern Time on the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

                    (iii)        deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

          (c)                The Paying Agent shall promptly mail or wire transfer to each Holder of more than $1.0 million of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof.

(d) The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          (e)                Notwithstanding anything to the contrary in this Section 4.14, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and all other provisions of this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f) The foregoing provisions of this Section 4.14 shall not apply with respect to any Change of Control that occurs after the Amendment Effective Date.

(n) Section 4.15 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.15. [INTENTIONALLY OMITTED].

(o) Section 4.16 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.16. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may from time to time designate any one or more Restricted Subsidiaries to be Unrestricted Subsidiaries.

(b) The Board of Directors of the Company may at any time designate any one or more Unrestricted Subsidiaries to be Restricted Subsidiaries.

          (c)                Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary, and any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, shall take effect as and when specified in the applicable resolution of the Board of Directors of the Company containing such designation, without the necessity for any further action by any Person.  Such designation may be made by the Board of Directors before the Amendment Effective Date.  After such designation becomes effective, however, such designation shall be evidenced to the Trustee by filing with the Trustee a certified copy of such Board Resolution.

(p) Section 4.17 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.17. [INTENTIONALLY OMITTED].

(q) Section 4.18 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.18. [INTENTIONALLY OMITTED].

(r) Section 4.19 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.19. [INTENTIONALLY OMITTED].

(s) Section 4.21 of the Indenture will be deleted in its entirety and replaced by the following:

Section 4.21. [INTENTIONALLY OMITTED].

(t) Section 5.01 of the Indenture will be deleted in its entirety and replaced by the following:

Section 5.01. Merger, Consolidation or Sale of Assets.

          (a)                The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

                    (i)        either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(ii) [Intentionally Omitted]

(iii) [Intentionally Omitted]; and

                    (iv)        each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this Section 5.01, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and this Indenture.

(b) The Company shall not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c) [Intentionally Omitted]

(u) Section 6.01 of the Indenture will be deleted in its entirety and replaced by the following:

Section 6.01. Events of Default.

(a) Each of the following is an “Event of Default”:

(i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(ii) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under Sections 4.10, 4.14, 5.01 or 10.04;

                    (iv)       failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in this Indenture;

(v) [Intentionally Omitted]

(vi) [Intentionally Omitted]

                    (vii)      except as permitted by this Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

                    (viii)     the Company or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) makes a general assignment for the benefit of its creditors, or

(D) generally is not paying its debts as they become due; and

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

          (A)     is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or Restricted Subsidiaries that together would constitute a Significant Subsidiary), in an involuntary case; or

          (B)     appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or Restricted Subsidiaries that together would constitute a Significant Subsidiary) or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or Restricted Subsidiaries that together would constitute a Significant Subsidiary), or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary (or Restricted Subsidiaries that together would constitute a Significant Subsidiary);

(D) and the order or decree remains unstayed and in effect for 60 consecutive days.

          Section 3.          Waiver.  Subject to the last sentence of Section 9.02(e) of the Indenture (to the extent it may be applicable), all Defaults and Events of Default that may exist under the Indenture at the Amendment Effective Date are hereby waived.

          Section 4.          Governing Law.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE INDENTURE AS AMENDED HEREBY.

          Section 5.          Terms Defined.  Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture, as amended hereby.

          Section 6.           Counterparts.  This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

          Section 7.          Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, to the extent permitted by law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          Section 8.          Ratification.  Except as expressly amended by this Supplemental Indenture, each provision of the Indenture shall remain in full force and effect, and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.

*  *  *

          IN WITNESS WHEREOF, the undersigned have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

“Company”

TEXAS INDUSTRIES, INC.

By:	/s/ RICHARD M. FOWLER

	Name:	Richard M. Fowler
	Title:	Executive Vice President and
Chief Financial Officer

“Trustee”

WELLS FARGO BANK, N.A.

By:	/s/ MELISSA SCOTT

	Name:	Melissa Scott
	Title:	Vice President

“Guarantors”

BROOKHOLLOW CORPORATION
BROOK HOLLOW PROPERTIES, INC.
BROOKHOLLOW OF ALEXANDRIA, INC.
BROOKHOLLOW OF VIRGINIA, INC.
SOUTHWESTERN FINANCIAL CORPORATION
CREOLE CORPORATION
PACIFIC CUSTOM MATERIALS, INC.
RIVERSIDE CEMENT COMPANY
PARTIN LIMESTONE PRODUCTS, INC.
RIVERSIDE CEMENT HOLDINGS COMPANY
TXI AVIATION, INC.
TXI CALIFORNIA INC.
TXI CEMENT COMPANY
TXI POWER COMPANY
TXI RIVERSIDE INC.
TXI TRANSPORTATION COMPANY
CHAPARRAL STEEL INVESTMENTS, INC.
CHAPARRAL (VIRGINIA) INC.

By:	/s/ RICHARD M. FOWLER

Authorized Signatory

“Guarantors”

TEXAS INDUSTRIES HOLDINGS, LLC
TEXAS INDUSTRIES TRUST
TXI LLC
TXI OPERATING TRUST
TXI OPERATIONS, LP
CHAPARRAL STEEL HOLDINGS, LLC
CHAPARRAL STEEL TRUST
CHAPARRAL STEEL TEXAS, LLC
CHAPARRAL STEEL MIDLOTHIAN, LP
TXI STAR RECYCLING LP

By:	/s/RICHARD M. FOWLER

Authorized Signatory